Exhibit 99.1

Sino-Global Appoints Dong Xun Yi as Chief Operating Officer

Monday September 29, 5:00 pm ET

BEIJING, Sept. 29 /Xinhua-PRNewswire/ -- Sino-Global Shipping America, Ltd. (Nasdaq: SINO - News; "Sino-Global"), a leading, non-state-owned provider of shipping agency services operating primarily in China, today announced the appointment of Mr. Dong Xun Yi as chief operating officer, effective October 1.

"We are pleased to welcome Mr. Dong to our senior management team," said Mr. Cao Lei, Sino-Global's chief executive officer. "In the service industry, a company's employees are its most valuable asset. Mr. Dong has an extensive track record building a successful business with one of China's largest shipping agencies, most recently as deputy general manager. His appointment shows that our strategy of attracting, motivating and retaining top-level talent is working, and I am confident that Mr. Dong's extensive experience in the industry will prove extremely beneficial as we broaden and diversify the scope and geographic reach of our services. As chief operating officer, Mr. Dong will oversee the ongoing development of our comprehensive set of shipping agency services and will work to streamline our own internal processes as we continue to simplify the shipping process for our clients."

Mr. Dong Xun Yi replaces Ms. Liu Si Xia, who will continue to serve the company. Mr. Cao thanked Ms. Liu for her service as chief operating officer and said, "We believe that the addition of Mr. Dong will improve our company, because we will continue to benefit from the guidance of our previous chief operating officer, Ms. Liu."

Mr. Dong has more than 27 years of experience in the shipping industry. Prior to joining Sino-Global in July 2008, Mr. Dong worked for 22 years with Penavico Yantai, a branch of Cosco Logistics, a state-owned shipping agency established in 1953. As deputy general manager, he oversaw the operation of the bulk and general cargo and container businesses. At that time, Penavico serviced approximately 70 percent of Yantai Port's bulk and general cargo throughput and 60 percent of the port's container cargo throughput. According to a China Daily report on the port services industry, in 2007, the throughput of Yantai Port surpassed 100 million tons, making it China's 11th port able to handle over 100 million tons of freight a year. The throughput of containers in 2007 rose by 75 percent year-on-year to 1 million TEUs (Twenty-foot Equivalent Units), placing Yantai among the top domestic ports in China. Before Mr. Dong was a deputy general manager at Penavico Yantai, he held several other positions at Penavico Yantai, including manager of the shipping department, director of the general manager's office, deputy manager of the shipping department, director of the quality management office and boarding agent. Mr. Dong graduated from Yantai Water-Transport Technology School in July 1981 with a major in port machines.

About Sino-Global Shipping America, Ltd.

Registered in the United States in 2001 and operating primarily in Mainland China, Sino-Global is a leading, non-state-owned provider of high- quality shipping services. With local branches in six of China's 76 ports and contractual arrangements in all those where it does not have branch offices, Sino-Global is able to offer efficient, high-quality services to shipping companies entering Chinese ports. With a subsidiary in Perth, Australia, where it has a contractual relationship with a local shipping agency, Sino-Global provides complete shipping agent services to companies involved in trades between Chinese and Australian ports. Sino-Global also operates a subsidiary in Hong Kong, China, to provide comprehensive shipping agent services to vessels going to and from this world's busiest ports.

Sino-Global provides ship owners, operators and charters with comprehensive yet customized shipping services including intelligence, planning, real-time analysis and on-the-ground implementation and logistics support. Sino-Global has achieved both ISO9000 and UKAS certifications.

Forward-Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undo reliance on these forward- looking statements, which speak only as the date hereof. Specifically, Sino- Global cannot guarantee that the appointment of Mr. Dong or replacement of Ms. Liu mentioned herein will be in anyway beneficial to Sino-Global's operations or financial results. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For investor and media inquiries, please contact:

In the United States:
Ms. Manxi Liu
Ogilvy Financial, New York
Tel: +1-212-880-5361
Email: Manxi.Liu@ogilvypr.com

In China:
Ms. Flora Tian
Ogilvy Financial, Beijing
Tel: +86-10-8520-6524
Email: Flora.Tian@ogilvy.com